Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated January 11, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3Y0

Principal Amount (in Specified Currency): $50,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: January 11, 2010

Original Issue Date: January 14, 2010

Stated Maturity Date: January 13, 2012

Initial Interest Rate: Federal Funds Open Rate determined on
January 14, 2010 plus 0.20%, accruing from January 14, 2010

Interest Payment Dates: On the 13th of each April, July, October and January, commencing on April 13, 2010 (short first coupon), and on the Stated Maturity Date

Net Proceeds to Issuer: $49,970,000

Agent's Discount or Commission: 0.06%

Agent: Banc of America Securities LLC

Agent's Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)


Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[  ] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[X] Other (See "Additional Terms of the Notes" below)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  N/A
	Index Currency:  N/A

If CD Rate or LIBOR
	Index Maturity:  N/A

Spread (+/-):  +0.20%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: January 15, 2010

Interest Rate Reset Period: Daily

Interest Reset Dates: Each calendar day

Interest Rate Reset Cutoff Date: The second Business Day prior to each Interest Payment Date

Interest Determination Date: The same day as the related Interest Reset
Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[X] Following, adjusted
	[  ] Modified Following

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  None.

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Federal Funds Open Rate

The "Federal Funds Open Rate" will be the rate for U.S. dollar federal funds on the relevant Interest Determination Date as displayed on Bloomberg Screen FEDSOPEN <INDEX> or any other successor screen for determining such rate available on Bloomberg. For the avoidance of doubt, the Federal Funds Open Rate on any Interest Determination Date that is not a New York Business Day will equal the Federal Funds Open Rate applicable to the immediately preceding New York Business Day.

If the rate referred to above is not displayed on Bloomberg by 4:00 P.M. New York City time, on the relevant Interest Determination Date, then the following procedures will apply:

(1) the Federal Funds Open Rate for the relevant Interest Determination Date will be the rate for that day displayed on Reuters Telerate page 5 under the heading "Federal Funds" and opposite the caption "Open", or any successor page for determining such rate available on Reuters Telerate, or

(2) if the rate referred to in clause (1) above is not displayed on Reuters Telerate by 4:00 P.M. New York City time on the relevant Interest Determination Date, then the Federal Funds Open Rate for the relevant Interest Determination Date will be the rate for that day as displayed on Bloomberg Screen FEDSPREB <INDEX>, or any successor screen for determining such rate available on Bloomberg, or

(3) if the rate referred to in clause (2) above is not displayed on Bloomberg by 4:00 P.M. New York City time on the relevant Interest Determination Date, then the Federal Funds Open Rate for the relevant Interest Determination Date will be calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds, arranged before 9:00 A.M. New York City time on the relevant Interest Determination Date, quoted by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the Calculation Agent, or

(4) if the Federal Funds Open Rate is not available from any of the foregoing sources, then the Federal Funds Open Rate on the relevant Interest Determination Date will equal the Federal Funds Open
Rate on the last day on which it was available.